Exhibit 99.1

Lexmark appoints Gary Stromquist as interim chief financial officer

LEXINGTON, Ky., May 12, 2014

•	Lexmark International, Inc. (NYSE: LXK) today announced the appointment of Gary Stromquist as its interim chief financial officer (CFO), effective May 20, 2014.

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Stromquist has been with Lexmark since its inception in 1991 and has served in a number of leadership positions within the company. Since 2010, he has been vice president of finance for Lexmark’s Imaging Solutions and Services and the Corporate Finance group.

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From 2001 until 2010, Stromquist was Lexmark’s vice president and corporate controller, and he was responsible for external reporting, management reporting, credit activities, and worldwide accounting and consolidations.

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Stromquist has also served as vice president of OEM and alliances at Lexmark, along with vice president of finance in the company’s former Consumer Printer Division. He began his career with IBM, holding various accounting and financial staff and management positions.

•	Stromquist holds a bachelor’s degree in accounting from the University of Kentucky and a master’s degree in business administration from Xavier University.

•	Lexmark’s CFO, John Gamble, has taken a similar position with Equifax Inc. (NYSE: EFX), a global information solutions provider.

Supporting Quotes:

“I am pleased to appoint Gary into the role of interim CFO,” said Paul Rooke, Lexmark chairman and chief executive officer. “Gary possesses significant financial and operational expertise, and has been involved in leadership roles at Lexmark since our inception in 1991.

“Gary’s knowledge and experience will serve Lexmark well as we continue to transform the company into a leading provider of unstructured information solutions that creates value for both our customers and our shareholders,” said Rooke.

“Further, on behalf of the Board of Directors, shareholders and employees, I would like to thank John for his years of service at Lexmark. John has played a vital and strategic role in the evolution of Lexmark, and we wish him the best of luck in his future endeavors,” Rooke added.

About Lexmark
Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

Investor Contact:
John Morgan
859-232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
859-232-3546
ggrasso@lexmark.com